Exhibit 99

Marine Products Corporation Reports

Third Quarter 2019 Financial Results

ATLANTA, October 23, 2019 – Marine Products Corporation (NYSE: MPX) announced its unaudited results for the quarter ended September 30, 2019. Marine Products is a leading manufacturer of fiberglass boats under three brand names: Chaparral, Robalo and Vortex. Chaparral’s sterndrive models include SSi and SSX, along with the Chaparral Surf Series. Chaparral’s outboard offerings include various models, such as OSX Luxury Sportboats and SunCoast Sportdecks. Robalo builds an array of outboard sport fishing boats, which include center consoles, dual consoles and Cayman bay boat models. Chaparral also offers jet powered boats under the Vortex brand name.

For the quarter ended September 30, 2019, Marine Products generated net sales of $72,212,000, unchanged compared to net sales of $72,012,000 in the same period of the prior year. During the quarter, average gross selling prices increased by 5.8 percent, and sales discounts decreased slightly, offset by a 6.1 percent decrease in number of units sold.

Gross profit for the third quarter of 2019 was $15,749,000, a 2.7 percent decrease compared to gross profit of $16,183,000 in the same period of the prior year. Gross margin as a percentage of net sales was 21.8 percent in the third quarter of 2019, compared with 22.5 percent in the third quarter of 2018. Gross margin as a percentage of net sales decreased due to higher materials costs as a percentage of net sales, which was due to changes in model mix during the third quarter of 2019 as compared to the same period in 2018.

Operating profit for the third quarter of 2019 was $9,710,000, an increase of 5.7 percent compared with operating profit of $9,187,000 in the third quarter of last year. Selling, general and administrative expenses were $6,039,000 in the third quarter of 2019, compared with $6,996,000 in the third quarter of 2018. These expenses decreased due to state incentives recorded during the third quarter totaling $1,571,000, partially offset by higher advertising expenses and employment-related costs during the third quarter of 2019 as compared to the third quarter of the prior year. Selling, general and administrative expenses as a percentage of net sales were 8.4 percent in the third quarter of 2019 compared with 9.7 percent of net sales during the third quarter of 2018.

Net income for the third quarter of 2019 was $7,855,000, an increase of $694,000, or 9.7 percent, compared with net income of $7,161,000 in the third quarter of 2018. Diluted earnings per share were $0.23 in the third quarter of 2019, an increase of $0.02 compared to $0.21 diluted earnings per share in the third quarter of 2018. The effective tax rate for the third quarter of 2019 was 19.8 percent, a decrease compared to an effective tax rate of 22.9 percent for the third quarter of the prior year.

Net sales for the nine months ended September 30, 2019 were $243,961,000, an increase of 3.1 percent compared to the first nine months of 2018. Net income for the nine-month period was $24,697,000 compared to net income of $23,760,000 in the prior year. Diluted earnings per share were $0.72 for the nine-month period, an increase of $0.03 compared to the same period in the prior year.

Third Quarter 2019 Earnings Press Release

Richard A. Hubbell, Marine Products’ President and Chief Executive Officer stated, “Continued secular weakness in the sterndrive recreational boat market drove our overall unit sales lower, partially offset by higher sales of several larger outboard models, including both Chaparral and Robalo models. As we finish the 2019 retail selling season, our dealer inventory channels are well-positioned with newer inventory, and we continue to assess dealer and consumer demand for the 2020 model year. For the upcoming model year, we are offering a more focused model lineup which is targeted towards specific market categories in which we believe demand to be strongest. Marine Products Corporation continues to maintain high market share numbers in the industry. For the trailing 12 months ended June 30, 2019, Chaparral held the second highest sterndrive market share in its size category. Robalo continued to hold the second-highest market share in its category, and the combination of Robalo and Chaparral’s outboard boats held 6.8 percent of their market for this period, the highest market share in that category.

“In spite of the cash required to fund higher dividends and open market share repurchases during the previous 12 months, our balance sheet as of September 30, 2019 reflected $23.0 million in cash, a slight increase compared to $22.3 million in cash and marketable securities at the end of the third quarter of the prior year,” concluded Hubbell.

Marine Products Corporation will hold a conference call today, October 23, 2019, at 8:00 a.m. Eastern Time to discuss the results for the third quarter. Interested parties may listen in by accessing a live webcast in the investor relations section of Marine Products’ website at www.marineproductscorp.com. Additionally, the live conference call can be accessed by calling (800) 367-2403 or (334) 777-6978 for international callers, and using conference ID number 9015122. A replay will be available in the investor relations section of Marine Products’ website beginning approximately two hours after the call.

Marine Products Corporation (NYSE: MPX) designs, manufactures and distributes premium-branded Chaparral sterndrive, jet drive and outboard pleasure boats, and Robalo outboard sport fishing boats.  The Company continues to diversify its product lines through product innovation.  With premium brands, a solid capital structure, and a strong independent dealer network, Marine Products Corporation is prepared to capitalize on opportunities to increase its market share and to generate superior financial performance to build long-term shareholder value.  For more information on Marine Products Corporation visit our website at www.marineproductscorp.com.

Certain statements and information included in this press release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include statements that look forward in time or express management’s beliefs, expectations or hopes. In particular, such statements include, without limitation, statements regarding our belief that our dealer inventory channels are well-positioned for the 2020 model year, that market demand is strong for our more focused model lineup, and our ability to capitalize on opportunities to increase our market share, generate superior financial performance and build long-term shareholder value. These statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of Marine Products Corporation to be materially different from any future results, performance or achievements expressed or implied in such forward-looking statements. These risks include the strength of the 2019 retail selling season, the level of demand for our smaller products, possible decreases in the level of consumer confidence and available funds impacting discretionary spending, increased interest rates and fuel prices, weather conditions, changes in consumer preferences, deterioration in the quality of Marine Products’ network of independent boat dealers or availability of financing of their inventory, continued weakness in the sterndrive recreational boat market, and competition from other boat manufacturers and dealers. Additional discussion of factors that could cause the actual results to differ materially from management’s projections, forecasts, estimates and expectations is contained in Marine Products’ Annual Report on Form 10-K, filed with the U.S. Securities and Exchange Commission (the “SEC”) for the year ended December 31, 2018 and in Marine Products’ Quarterly Report on Form 10-Q, filed with the SEC for the quarter ended June 30, 2019.

Third Quarter 2019 Earnings Press Release

For information contact:

BEN M. PALMER	JIM LANDERS
Chief Financial Officer	Vice President, Corporate Finance
(404) 321-7910	(404) 321-2162
irdept@marineproductscorp.com	jlanders@marineproductscorp.com

Third Quarter 2019 Earnings Press Release

MARINE PRODUCTS CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS (In thousands except per share data)
Period ended September 30, (Unaudited)	Third Quarter			Nine Months
	2019	2018	% BETTER (WORSE)	2019	2018	% BETTER (WORSE)
Net Sales	$72,212	$72,012	0.3%	$243,961	$236,554	3.1%
Cost of Goods Sold	56,463	55,829	(1.1)	189,089	183,248	(3.2)
Gross Profit	15,749	16,183	(2.7)	54,872	53,306	2.9
Selling, General and Administrative Expenses	6,039	6,996	13.7	24,915	23,935	(4.1)
Operating Profit	9,710	9,187	5.7	29,957	29,371	2.0
Interest Income	83	102	(18.6)	235	220	6.8
Income Before Income Taxes	9,793	9,289	5.4	30,192	29,591	2.0
Income Tax Provision	1,938	2,128	8.9	5,495	5,831	5.8
Net Income	$7,855	$7,161	9.7%	$24,697	$23,760	3.9%

EARNINGS PER SHARE
Basic	$0.23	$0.21	9.5%	$0.72	$0.69	4.3%
Diluted	$0.23	$0.21	9.5%	$0.72	$0.69	4.3%

AVERAGE SHARES OUTSTANDING
Basic	34,001	34,539		34,111	34,563
Diluted	34,001	34,539		34,111	34,563

Third Quarter 2019 Earnings Press Release

MARINE PRODUCTS CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
At September 30, (Unaudited)	(in thousands)
	2019	2018
ASSETS
Cash and cash equivalents	$23,030	$6,146
Marketable securities	-	4,603
Accounts receivable, net	15,164	7,404
Inventories	45,013	49,871
Income taxes receivable	-	71
Prepaid expenses and other current assets	1,541	1,527
Total current assets	84,748	69,622
Property, plant and equipment, net	15,009	14,800
Goodwill	3,308	3,308
Other intangibles, net	465	465
Marketable securities	-	11,564
Pension assets	7,452	7,565
Deferred income taxes	4,381	3,391
Other assets	3,668	3,405
Total assets	$119,031	$114,120

LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable	$9,624	$12,237
Accrued expenses and other liabilities	17,489	13,390
Total current liabilities	27,113	25,627
Long-term pension liabilities	9,244	7,545
Other long-term liabilities	537	453
Total liabilities	36,894	33,625
Common stock	3,396	3,450
Capital in excess of par value	-	-
Retained earnings	81,273	78,958
Accumulated other comprehensive loss	(2,532)	(1,913)
Total stockholders' equity	82,137	80,495
Total liabilities and stockholders' equity	$119,031	$114,120